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                                                                       Exhibit 1



                           ARTICLES OF INCORPORATION

                                       OF

                       INTERNATIONAL FOAM SOLUTIONS, INC.



         The undersigned, as incorporator of a corporation under the Florida General Corporation Act, adopts the following Articles of Incorporation for such Corporation.


         I.  The name of the Corporation is INTERNATIONAL FOAM SOLUTIONS, INC.

        II.  The period of its duration is perpetual.

       III. The purpose is to engage in any activities or business permitted under the law of the United States and Florida.

        IV. The maximum authorized capital stock of this corporation shall be Ten Million (10,000,000) shares of Common Stock with One Cent ($0.01) Par Value.

         V. The initial registered office of this corporation shall be 190 W. Glades Road, Suite D, Boca Raton, Florida 33432, with the previlege of having branch offices at any other place within or without the State of Florida. The initial registered agent at such address shall be ANTHONY DICHIARA.

        VI. The principal office is located at 190 W. Glades Road, Suite D, Boca Raton, Florida 33432.

       VII. The following are the names and post office addresses of the incorporators:

             ANTHONY DICHIARA, 2099 Wood Lakes Circle, Deerfield Beach, Florida 33442.

             CLAUDIO IOVINO, 6364 Amberwood Drive, Boca Raton, Florida 33433.

      VIII. The number of directors constituting its initial Board of Directors are two. Their names and addresses are:

              ANTHONY DICHIARA, 2099 Wood Lakes Circle, Deerfield Beach, Florida 33442.

             CLAUDIO IOVINO, 6364 Amberwood Drive, Boca Raton, Florida 33433.

        IX. These Articles of Incorporation may be amended in the manner as provided by law. Every Amendment shall be approved by the stockholders by a majority of the stock entitled to vote thereon unless all the stockholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.



                                                  /s/ ANTHONY DICHIARA
                                                 ----------------------------
                                                 ANTHONY DICHIARA



                                                  /s/ CLAUDIO IOVINO
                                                 ----------------------------
                                                 CLAUDIO IOVINO

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STATE OF FLORIDA

COUNTY OF PALM BEACH



         BEFORE ME, the undesigned authority, personally appeared ANTHONY DICHIARA and CLAUDIO IOVINO, who is to me well known to be the persons described in and who subscribed the above Articles of Incorporation, and they did freely and voluntarily acknowledge before me, according to law, that they made and subscribed the same for the uses and purposes therein mentioned and set forth. ANTHONY DICHIARA is personally known to me or produced a Florida Driver's License as identification. CLAUDIO IOVINO is personally known to me or produced a Florida Driver's License as identification.


         IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Boca Raton, in said County and State this 19th Day of May, 1998.



                                             /s/ Arlan H. Birkman
                                             ----------------------------------
                                             Printed Name: Arlan H. Birkman
                                             Notary Public
                                             My Commission Expires:
                                             Commission No.:



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